Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 22, 2017 (August 11, 2017 as to the subsequent event disclosures regarding the Initial Public Offering and the conversion of preferred stock to common stock described in Note 1 and Note 18 and as to the effects of the stock split as described in Note 1) relating to the consolidated financial statements of ProPetro Holding Corp. and Subsidiary appearing in Registration Statement No. 333-221304.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 6, 2017